Exhibit 99.1

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

Castle Brands Announces Fourth Quarter and Fiscal 2010 Results

NEW YORK, NY, June 29, 2010 — Castle Brands Inc. (NYSE Amex: ROX), an emerging developer and international marketer of premium branded spirits, today reported financial results for the three and twelve months ended March 31, 2010.

Full Year Fiscal 2010

For fiscal 2010, the Company had net sales of $28.5 million, an increase of 9.1% from net sales of $26.1 million in the prior year period, as the Company continued to focus on its more profitable brands and markets and its pricing strategy.

U.S. case sales increased 5.5% to 217,938 nine liter cases in fiscal 2010. International case sales decreased to 68,248 cases in fiscal 2010 as compared to 83,806 cases in fiscal 2009. Total case sales for fiscal 2010 were 286,186 cases as compared to 290,338 cases in fiscal 2009.

Selling expense decreased 28.7% to $9.6 million in fiscal 2010 from $13.4 million in fiscal 2009 due to cost containment efforts, including a decrease in advertising and promotional expense.

The Company had a net loss of $2.9 million in fiscal 2010, or ($.03) per basic and diluted share, compared to a net loss of $21.7 million, or ($.68) in the prior year. Net loss per common share basic and diluted for fiscal 2010 was positively impacted by the increase in common stock outstanding in 2010 resulting from the October 2008 and May 2009 conversions of outstanding senior notes to common stock.

The Company’s annual goodwill and intangible assets impairment testing did not result in an impairment charge in fiscal 2010 as compared to a $4.8 million charge in fiscal 2009. Fiscal 2010 results included a foreign exchange gain of $2.1 million as compared to a loss of $4.1 million in fiscal 2009 due to a weaker U.S. dollar. Results for fiscal 2010 included a gain of $405,900 from the sale of the Sam Houston bourbon brand and inventory. Fiscal 2010 results also include a gain on exchange of notes payable of $270,275 as compared to a $4.2 million gain on exchange of notes payable in fiscal 2009.

As of March 31, 2010, shareholders’ equity was $22.7 million.

Fourth Quarter 2010

In the fiscal 2010 fourth quarter, the Company had net sales of $6.4 million, an increase of 9.4% from net sales of $5.9 million in the prior year period. The Company had a net loss of $1.6 million, or $(0.01) per basic and diluted share, in the fiscal 2009 fourth quarter, compared to a net loss of $9.0 million, or $(0.11) per basic and diluted share, in the comparable 2009 period.

The Company’s annual goodwill and intangible assets impairment testing resulted in no impairment charge in the fourth quarter of fiscal 2010 as compared to an impairment charge of $4.8 million in the fourth fiscal quarter of 2009. Fourth quarter 2009 results included a foreign exchange loss of $86,719 as compared to a loss of $1.3 million in fourth quarter 2009.

Fiscal 2010 Developments

U.S. Sales
Despite a volatile U.S. retail environment, 2010 U.S. case sales increased 6% reflecting the growth of Gosling’s rums and Jefferson’s bourbons, among other brands. Boru vodka case sales decreased 8%, but price related spending decreased significantly, making the brand profitable.

International Sales
Performance in international markets reflected a change in strategy whereby unprofitable brands and markets were de-emphasized and distribution relationships were re-crafted to achieve positive returns. Gosling’s rums and Clontarf Irish Whiskey continue as the top priority brands for international development and the Company entered into a new distribution agreement for the Nordic Region.

Other key developments include:

•	The U.S. now accounts for 76% of total case sales as the Company focused on more profitable brands and markets;

•	Selling expense decreased 29% due to continued cost containment efforts;

•	Betts & Scholl wine assets were acquired and the fine wine division was established;

•	Divestiture of Sam Houston bourbon brand was completed; and

•	Gross profit increased 25% and gross margin increased to 36%.

“We continue to execute on our strategy to build our own premium brands, support our existing agency brands, pursue new agency relationships and make brand acquisitions,” said Richard J. Lampen, President and Chief Executive Officer. “We also recognize that ongoing expense discipline is an essential part of achieving our goals. Our confidence in our future vision is underscored by our June 2010 repurchase of approximately 3.8 million shares of Castle Brands common stock and our new 2.5 million share stock repurchase program.”

John Glover, Chief Operating Officer, commented, “Our results reflect the benefit of focusing sales and marketing on our more profitable brands such as Gosling’s rum and Jefferson’s bourbon. We remain focused on controlling costs throughout the organization and promoting efficiency in our efforts to achieve profitability.”

About Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium beverage alcohol brands including: Boru® Vodka, Gosling’s Rum®, Pallini® LimoncelloTM, RaspicelloTM and PeachcelloTM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’sTM, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Betts & SchollTM wines, Celtic Crossing® Liqueur, Brady’s® Irish Cream and TierrasTM tequila. Additional information concerning the company is available on the company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2010, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three-months ended March 31,		Twelve-months ended March 31,
	2010	2009	2010	2009
Sales, net*	$6,423,521	$5,870,836	$28,475,842	$26,105,516
Cost of sales*	3,987,695	4,157,947	18,797,602	18,203,361
Reversal of provision for obsolete inventory	(67,669)	(107,892)	(657,599)	(360,133)

Gross profit	2,503,495	1,820,781	10,335,839	8,262,288

Selling expense	2,219,031	2,166,071	9,582,099	13,429,965
General and administrative expense	1,560,481	2,032,379	5,618,437	9,203,575
Depreciation and amortization	237,440	579,657	924,646	1,307,536
Goodwill and other intangible asset impairment	—	4,845,287	—	4,845,287

Loss from operations	(1,513,457)	(7,802,613)	(5,789,643)	(20,524,075)

Other income	346	3,750	491	60,724
Other expense	(1,936)	(39,960)	(49,993)	(78,013)
Foreign exchange (loss) gain	(86,719)	(1,255,595)	2,126,214	(4,117,564)
Interest income (expense), net	(6,118)	(18,405)	22,147	(1,579,012)
Gain on sale of intangible asset	—	—	405,900	—
Gain on exchange of notes payable	—	—	270,275	4,173,716
Income tax benefit	37,038	37,038	148,152	148,152
Net loss	(1,570,846)	(9,014,115)	(2,866,457)	(21,916,072)

Net (income) loss attributable to noncontrolling interests	(33,124)	61,670	(5,197)	227,773

Net loss attributable to common shareholders	$(1,603,970)	$(9,075,785)	$(2,871,654)	$(21,688,299)

Net loss per common share, basic and diluted	$(0.01)	$(0.11)	$(0.03)	$(0.68)

Weighted average shares used in computation, basic and diluted	107,995,207	81,549,666	104,691,880	31,883,995

*	Sales, net and Cost of sales include excise taxes of $1,170,890 and $1,048,556 for the three-months ended March 31, 2010 and 2009, respectively, and $5,022,230 and $4,222,394 for the years ended March 31, 2010 and 2009, respectively.